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                                                                EXHIBIT 10.19

                   TERMS OF DAVID J. HIRSCHHORN STOCK OPTION

        On March 17, 1997, the Company granted to David J. Hirschhorn a stock option to purchase 2,500,000 shares of Common Stock of the Company at an exercise price $2.00 per share. The stock option vests as follows: 1,000,000 shares vest on March 17, 1997; 200,000 shares vest on March 17, 1998; 300,000 shares vest on March 17, 1999; 450,000 shares vest on March 17, 2000; and 550,000 vest on March 17, 2001. The stock option may be exercised as to the vested portions at any time after the date of vesting until the date that is five years from the individual vesting dates.